Exhibit 10.5

EMPLOYMENT AGREEMENT

AGREEMENT made as of the 31st day of December, 2008, by and between Innovative Food Holdings, Inc., a Florida corporation with its principal offices at 1923 Trade Center Way, Naples, Florida 34109 (the “Corporation” or “IVFH”), and Sam Klepfish, an individual (the “Executive”).

W I T N E S S E T H:

In consideration of the mutual covenants contained herein, the parties hereto agree as follow:

1. Employment.  The Corporation hereby employs the Executive as an executive of the Corporation, and the Executive agrees to serve the Corporation as such, upon the terms and conditions set forth in this Agreement for the period commencing as of the date hereof and, unless Executive's employment under the Agreement is otherwise terminated in accordance with the provisions hereof, ending on December 31, 2009.

2. Duties.  (a)  Executive shall serve as the Chief Executive Officer of the corporation and its’ subsidiaries, with such duties and authority as are generally incident to such position, or in such other management position as the Corporation shall determine, without limiting the generality of the foregoing, the Executive shall manage the overall strategic direction and operations of the corporation and it’s subsidiaries.  In performing his duties hereunder, the Executive shall be subject to the direction of the Corporation's Board.

   (b)           The Executive agrees that he will devote his time and attention to the affairs of the Corporation, that he will use his best efforts to promote the business and interests of the Corporation.  It is understood, however, that the foregoing will not prohibit the Executive from engaging in investment activities and other activities that do not interfere with the performance of his duties hereunder.

3. Compensation.  (a)  The Corporation will pay the Executive for all services to be rendered by the Executive hereunder (including, without limitation, all services to be rendered by him as an officer of the Corporation and its subsidiaries and affiliates) an annual base salary (hereinafter referred to as the "Base Salary") at the rate of:  (i) $130,000 per annum from the date hereof through Dec 31, 2009; until the one-year anniversary of the date hereof; payable in equal, weekly installments in accordance with customary payroll practices for executives of the Corporation.

 (b)  Executive shall also be entitled to receive an annual bonus based upon the incremental revenues of the Coorporation and its subsidiaries, over the 12-month period beginning January 2, 2009.  Bonus shall be payable one-half in cash and one-half in stock. The equity component shall be valued based upon the average closing price of the Corporation’s common stock over the 30 trading days ended December 31, 2008 but under no circumstance will be below .005 per share or above .0115.  The bonus shall be paid in full as long as an average gross margin (as calculated historically) of 20% or greater is maintained on all revenues of the Corporation and its subsidiaries. Any decline in average gross margin below 20% on all revenues of the Corporation and its subsidiaries shall reduce the bonus payout by 20% for each ½ percent decline.

The bonus shall be payable according to the following schedule:

7 % of the then current   Base Salary if IVFH achieves $500,000 of additional revenues
14 % of the then current Base Salary if IVFH achieves $1,000,000 of additional revenues
21 % of the then current Base Salary if IVFH achieves $1,500,000 of additional revenues
28 % of the then current Base Salary if IVFH achieves $2,000,000 of additional revenues
35 % of the then current Base Salary if IVFH achieves at least $2,500,000 of additional revenues
50 % of the then current Base Salary if IVFH achieves at least $3,000,000 of additional revenues

4. Expenses.  The Executive shall be entitled to reimbursement by the Corporation, in accordance with the Corporation's policies then applicable to executives at the Executive's level, against appropriate vouchers or other receipts for authorized travel, entertainment and other business expenses reasonably incurred by him in the performance of his duties hereunder.

5. Executive Benefits.  The Executive shall be entitled to participate in, and receive either personal or family Health insurance and all benefits currently offered to employees of the company or the cash equivalent of such health insurance and other benefits. The company shall be responsible for paying 50% of the cost of such personal or family Health Insurance and benefits and shall pay 50% of the cost, at the choice of the Executive, either through direct payments to the Health insurance and benefit providers or through weekly direct cash payments to the Executive in the cash amount of 50% of the cost of such Personal or Family Health Insurance and benefits had the executive participated in such personal or family health insurance plan and benefit plans.

6. Death; Permanent Disability; Termination.  (a)  Upon the death of the Executive during the term of this Agreement, this Agreement shall terminate.  If during the term of this Agreement the Executive fails because of illness or other incapacity to perform the services required to be performed by him hereunder for any consecutive period of more than 30 days, or for shorter periods aggregating more than 45 days in any consecutive twelve-month period (any such illness or incapacity being hereinafter referred to as “permanent disability”), then the Corporation, in its discretion, may at any time thereafter terminate this Agreement upon not less the 10 days’ written notice thereof to the Executive, and this Agreement shall terminate and come to an end upon the date set forth in said notice as if said date were the termination date of this Agreement; provided, however, that no such termination shall be effective if prior to the date set forth in such notice, the Executive’s illness or incapacity shall have terminated and he shall be physically and mentally able to perform the services required hereunder and shall have taken up and be performing such duties.  If there shall be any dispute as to whether the Executive has a permanent disability, the dispute shall be submitted to a panel of three physicians, one of whom shall be selected by each of the parties, and the third of whom shall be a physician selected by the first two.  The written decision of such panel shall be determinative of the issue as to whether the Executive has a permanent disability, and shall be binding upon both parties.

(b)           If the Executive’s employment shall be terminated by reason of his death or permanent disability, the Executive or his estate, as the case may be, shall be entitled to receive  (i)  any earned and unpaid salary accrued through the date of termination,  (ii)  a pro rata portion of any annual bonus which the Executive would otherwise have been entitled to receive pursuant to any bonus plan or arrangement for senior executives of the Corporation (such pro rata portion to be payable at the time such annual bonus would otherwise have been payable to the Executive), and  (iii)  subject to the terms thereof, any benefits which may be due to the Executive on the date of termination under the provisions of any employee benefit plan, program or policy.

(c)           In the event the Corporation terminates this Agreement without Cause (as defined in Section 9), Executive shall be paid in a lump sum, on the date of termination, an amount equal to the Base Salary he would have earned hereunder for the four (4) months following the date of termination . The company shall have no other obligations to the Executive.

7.           Termination for Cause.  The Corporation may at any time during the term of this Agreement, by written notice, terminate the employment of the Executive for cause, the cause to be specified (in reasonable detail) in the notice.  For purposes of this Agreement, “cause” shall mean any malfeasance of the Executive in connection with the performance of any of his duties hereunder, including, without limitation, misappropriation of funds or property of the Corporation wrongfully, securing or attempting to secure personally any profit in connection with any transaction entered into on behalf of the Corporation or any intentional act having the effect of injuring the reputation, business or business relationships of the Corporation; the failure, neglect or refusal to perform the Executive's duties hereunder in any material respect, or the breach of any material covenants contained in this Agreement (provided, however, that the Executive shall be entitled to thirty days from the date on which the Corporation gives written notice of termination to cure such conduct or breach); and conviction (or nolo contendere plea) in connection with a felony or misdemeanor involving moral turpitude.  Termination for cause shall be effective upon the giving of such notice or, where applicable, the expiration of the cure period without such a cure having been affected by Executive in all material respects; and the Executive shall be entitled to receive any earned and unpaid salary accrued through the date of termination.  The Executive hereby disclaims any right to receive a pro rata portion of any annual bonus with respect to the fiscal year in which such termination occurs.

8.           Insurance.  The Executive agrees that the Corporation may procure insurance on the life of the Executive, in such amounts as the Corporation may in its discretion determine, and with the Corporation named as the beneficiary under the policy or policies.  The Executive agrees that upon request from the Corporation he will submit to a physical examination and will execute such applications and other documents as may be required for the procurement of such insurance.  The Executive shall be granted the right to purchase such policy at its cash surrender value upon the termination of his employment hereunder.

9.           Non-Competition; Solicitation.  (a) The Executive agrees that during his employment with the Corporation and for a period of two years after Executive leaves the Corporation’s employ for any reason, he shall not, without the written consent of the Corporation, directly or indirectly, either individually or as an employee, agent, partner, shareholder, consultant, option holder, lender of money, guarantor or in any other capacity, participate in, engage in or have a financial interest or management position or other interest in any business, firm, corporation or other entity if it competes directly with any business operation conducted by the Corporation or its subsidiaries or affiliates or any successor or assign thereof at the time the Executive’s employment with the Corporation is terminated, nor will he solicit any other person to engage in any of the foregoing activities.  Participation in the operation of any business other than in connection with the operation of a business which is in direct competition with the Corporation or its subsidiaries or affiliates or any successor or assign thereof shall not be deemed to be a breach of this Section 9(a).  The foregoing provisions of this Section 9(a) shall not prohibit the ownership by the Executive (as the result of open market purchase) of 1% or less of any class of capital stock of a corporation which is regularly traded on a national securities exchange, on the NASDAQ System or on an over-the-counter system.

(b)           The Executive will not at any time during his employment with the Corporation and for a period of two years after Executive leaves the Corporation’s employ for any reason, solicit (or assist or encourage the solicitation of) any employee of the Corporation or any of its subsidiaries or affiliates to work for Executive or for any business, firm, corporation or other entity in which the Executive, directly or indirectly, in any capacity described in Section 9(a) hereof, participates or engages (or expects to participate or engage) or has (or expects to have) a financial interest or management position.

(c)           If any of the covenants contained in this Section 9 or any part thereof, is held by a court of competent jurisdiction to be unenforceable because of the duration of such provision, the activity limited by or the subject of such provision and/or the area covered thereby, then the court making such determination shall construe such restriction so as to thereafter be limited or reduced to be enforceable to the greatest extent permissible by applicable law.

(d)    If the Executive is terminated without cause the Non-compete; Solicitation agreement will be null and void.

10.           Trade Secrets, Etc.  The Executive agrees that he shall not, during or after the termination of this Agreement, divulge, furnish or make accessible to any person, firm, corporation or other business entity, any information, trade secrets, client lists, vendor lists, pricing information, technical data (with the exception of technical data and code that does not compete with the corporation or the corporation’s business) or know-how relating to the business, business practices, methods, products, processes, equipment or other confidential or secret aspect of the business of the Corporation and/or any subsidiary or affiliate, except as may be required in good faith in the course of his employment with the Corporation or by law, without the prior written consent of the Corporation, unless such information shall become public knowledge (other than by reason of Executive’s breach of the provisions hereof).

11.           Acceptance by Executive and Corporation.  The Executive and the Corporation each accept all of the terms and provisions of this Agreement, and agree to perform all of the covenants on their respective parts to be performed hereunder.

12.           Equitable Remedies.  The Executive acknowledges that he has been employed for his unique talents and that his leaving the employ of the Corporation during the Term of this Agreement would seriously hamper the business of the Corporation and that the Corporation will suffer irreparable damage if any provisions of Sections 9 and 10 hereof are not performed strictly in accordance with their terms or are otherwise breached.  The Executive hereby expressly agrees that the Corporation shall be entitled as a matter of right to injunctive or other equitable relief, in addition to all other remedies permitted by law, to prevent a breach or violation by the Executive and to secure enforcement of the provisions of Sections 9 and 10 hereof.  Resort to such equitable relief, however, shall not constitute a waiver of any other rights or remedies that the Corporation may have.

13.           Entire Agreement.  This Agreement constitutes the entire agreement between the parties hereto and there are no other terms other than those contained herein.  No waiver, amendment or modification hereof shall be deemed valid unless in writing and signed by the parties hereto (or their permitted successors and assigns) and no discharge of the terms hereof shall be deemed valid unless by full performance of the parties hereto or by a writing signed by the parties hereto.  No waiver by the Corporation or any breach by the Executive or the Corporation of any provision or condition of this Agreement by either of them to be performed shall be deemed a waiver of a breach of a similar or dissimilar provision or condition at the same time or any prior or subsequent time.

14.           Severability.  In case any provision in this Agreement shall be declared invalid, illegal or unenforceable by any court of competent jurisdiction, the validity and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

15.           Notices.  All notices, requests, demands and other communications provided for by this Agreement shall be in writing and shall be deemed to have been given at the following times: (i) when delivered if given by hand, or (ii) three business days after mailing in the United States enclosed in a registered or certified post-paid envelope, return receipt requested, and addressed to the addressee at the Company’s address listed above or to such changed addresses as such parties may fix by notice with a copy to:

Howard I. Rhine, Esq.
Feder, Kaszovitz, Isaacson, Weber, Skala, Bass & Rhine LLP
750 Lexington Avenue, 23rd Floor
New York, NY  10022

provided, however, that any notice of change of address shall be effective only upon receipt.

16. Successors and Assigns.  This Agreement is personal in its nature and neither of the parties hereto shall, without the consent of the other, assign or transfer this Agreement or any rights or obligations hereunder (except for an assignment or transfer by the Corporation to its parent or an assignment by the executive to a corporation managed by the executive.); provided, however, that the provisions hereof shall inure to the benefit of, and be binding upon, any successor of the Corporation, whether by merger, consolidation, transfer of all or substantially all of the assets of the Corporation, or otherwise, and upon the Executive, his heirs, executors, administrators and legal representatives.

17.           Governing Law.  This Agreement and its validity, construction and performance shall be governed in all respects by the internal laws of the State of Florida without giving effect to any principles of conflict of laws.

18.           Headings.  The headings in this Agreement are for convenience of reference only and shall not control or affect the meaning or construction of this Agreement.

19.           Counterparts.  This Agreement may be executed in two counterparts, each of which shall be deemed an original of this Agreement.

IN WITNESS WHEREOF, the parties hereto have hereunder set their hands and seals the day and year first above written.

Innovative Food Holdings, Inc.

By: _______________________________________
Name:  Sam Klepfish
Title:    Chief Executive Officer

                                __________________________________________
Joel Gold Director

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Michal Ferrone Director